Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

NORTHWEST PIPE COMPANY

and

HATCH ACQUISITION CORPORATION

and

GENEVA PIPE COMPANY, INC.

and

THE SHAREHOLDERS OF GENEVA PIPE COMPANY, INC.

and

KURT JOHNSON, AS SHAREHOLDER REPRESENTATIVE

dated as of

January 31, 2020

TABLE OF CONTENTS

i

Section 9.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	68
Section 9.12	Specific Performance	68
Section 9.13	Counterparts	68
Section 9.14	Attorney Client Privilege	69

EXHIBITS

Exhibit A – Amended and Restated Real Estate Lease – Salt Lake City

Exhibit B – Amended and Restated Real Estate Lease – Orem

Exhibit C – Real Estate Lease – St. George

Exhibit D – Assignment and Assumption of Lease – Sorden

Exhibit E – Assignment and Assumption of Lease – Petersen

Exhibit F – Illustrative Closing Net Working Capital Calculation

Exhibit G – Escrow Agreement

Exhibit H – Employment Agreement

Exhibit I – Letter of Transmittal

Exhibit J – Omnibus Termination Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 31, 2020, is entered into among NORTHWEST PIPE COMPANY, an Oregon corporation (“Parent”), HATCH ACQUISITION CORPORATION, a Utah corporation (“Merger Sub”), GENEVA PIPE COMPANY, INC., a Utah corporation (the “Company”), Vincent Bussio, Tamera Chipman, Gina Johnson and Tori Trevino (each, a “Shareholder” and together, the “Shareholders”) and Kurt Johnson, solely in his capacity as Shareholder Representative (“Shareholder Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the shareholders of the Company in accordance with the Utah Revised Business Corporation Act (the “URBCA”);

WHEREAS, the Company has obtained, in accordance with the requirements of the URBCA, the approval of its shareholders of this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, immediately prior to the Closing, pursuant to the terms of the PTC Merger Agreement, Pipe Transportation Company, Inc. (“PTC”) was merged with and into the Company with the Company surviving the Merger on the terms set forth in the PTC Merger Agreement;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective shareholders, and (b) approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, a portion of the cash otherwise payable by Parent to the shareholders of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accepted Lease Claim” has the meaning set forth in Section 8.04(h).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affinity Insurance” has the meaning set forth in Section 5.07.

“Affinity Ordinary Share” has the meaning set forth in Section 5.07.

“Affinity Shareholder Agreement” has the meaning set forth in Section 8.02(f).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Real Estate Leases, and all other contracts, agreements and certificates to be executed and delivered by any of the parties or their respective Affiliates in connection with or pursuant to this Agreement.

“Articles of Merger” has the meaning set forth in Section 2.04.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Portland, Oregon are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash” means all cash, cash equivalents, short term deposits, treasury bills, short-term investments, and marketable securities held by or for the account of the Company or PTC; provided that Cash shall exclude any restricted cash. Cash shall be calculated net of outstanding and uncleared checks, outbound and uncompleted wire transfers and similar items and shall include any deposits in transit of the Company or PTC that have not yet been deposited for the account of the Company or PTC.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.10(b).

“Ciao” has the meaning set forth in Section 3.06.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash” means, as of 12:01 AM on the Closing Date, the amount of the Cash.

“Closing Company Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)).

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Debt” means, as of 12:01 AM on the Closing Date, the amount of the Company’s Indebtedness.

“Closing Financial Certificate” has the meaning set forth in Section 2.12(b).

“Closing Merger Consideration” means the Estimated Total Merger Consideration minus (a) the Indemnification Escrow Amount, (b) the Purchase Price Adjustment Escrow Amount, (c) the Shareholder Representative Expense Amount, and (d) the Third Party Debt.

“Closing Net Working Capital” means, as of 12:01 AM on the Closing Date, (A) Current Assets less (B) Current Liabilities, each as determined in accordance with the Illustrative Closing Net Working Capital Calculation set forth in Exhibit F. Notwithstanding the foregoing, no item of Closing Debt or Transaction Expenses that is included in the calculation of Total Merger Consideration shall be included in the calculation of Closing Net Working Capital.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Closing Company Share Number.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means Geneva Pipe Company, Inc. and Pipe Transportation Company, Inc.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the voting common stock, no par value per share, and the nonvoting common stock, no par value per share, of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company or PTC.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating primarily to Intellectual Property to which the Company or PTC is a party other than any such licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts which are non-exclusive “shrink-wrap” and “click-wrap” licenses and non-exclusive licenses concerning generally commercially available software, including software that is embedded in production equipment and motor vehicles.

“Company IP Registrations” means all registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company IT Systems” means all computer software, computer hardware, servers, networks, peripherals, and similar or related items of automated (i.e. network attached), computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or PTC.

“Completion Report” has the meaning set forth in Section 8.04(h).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable (net of amounts estimated to be uncollectible), inventory and prepaid expenses and other current assets, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s or PTC’s directors, employees, officers or shareholders and any of their respective Affiliates, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that Current Assets shall not include (i) Cash, (ii) any customer security or similar deposit, or (iii) any income Tax assets.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, accrued payroll and related obligations and all other current liabilities, but excluding payables to any of the Company’s or PTC’s directors, employees, officers or shareholders and any of their respective Affiliates, deferred Tax liabilities, and the current portion of any Indebtedness of the Company, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that Current Liabilities shall not include any amount included in Closing Debt or Transaction Expenses.

“D&O Indemnified Party” has the meaning set forth in Section 5.01(a).

“D&O Indemnifying Party” has the meaning set forth in Section 5.01(b).

“D&O Tail Policy” has the meaning set forth in Section 5.01(c).

“De Minimis Threshold” has the meaning set forth in Section 8.04(a).

“December Interim Financial Statements” has the meaning set forth in Section 3.06.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Companies and Parent concurrently with the execution and delivery of this Agreement.

“Dispute Statement” has the meaning set forth in Section 2.12(d).

“Dissenting Shares” has the meaning set forth in Section 2.09.

“Division” has the meaning set forth in Section 2.04.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Employment Agreement” has the meaning set forth in Section 2.03(a)(ix).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Shareholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit G.

“Escrow Funds” has the meaning set forth in Section 2.11(c).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.12(b).

“Estimated Total Merger Consideration” has the meaning set forth in Section 2.12(b).

“Final Total Merger Consideration” has the meaning set forth in Section 2.12(f)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Statement” has the meaning set forth in Section 6.07.

“Fraud” means a claim for common law fraud arising from a misrepresentation, deceit, or concealment of any fact, event or circumstance.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (first sentence only), 3.02, 3.04, 3.27, 4.01 and 4.04 of this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Il Capo” means Il Capo, L.C., a Utah limited liability company.

“Il Capo Note” means the promissory note dated as of January 29, 2020 made by Il Capo and payable to the Company in the original principal amount of $7,377,009.

“Indebtedness” means, without duplication and with respect to the Company and PTC, all (a) indebtedness for borrowed money and indebtedness for any other obligation; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Net Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) any obligations secured by any Encumbrance on any of the assets, rights or properties of the Company or PTC (other than such arising out of Current Liabilities taken into account in the calculation of Closing Net Working Capital); (h) guarantees made by the Company or PTC on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Claim” has the meaning set forth in Section 8.05.

“Indemnification Escrow Amount” means $4,850,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.11(a).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.12(e).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property rights in and to any of the following in all jurisdictions: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) works of authorship, whether or not copyrightable, all copyrights, copyright registrations and applications therefor, and all rights corresponding thereto; (d) inventions, discoveries, trade secrets, know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Invoices” has the meaning set forth in Section 2.03(a)(vii).

“Knowledge” means the actual knowledge of Kurt Johnson and Devin Homer, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Landlords” means Il Capo and Dolce Vita Properties, LLC.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures, or other interest in the Real Property that is subject to the Real Estate Leases.

“Leasehold Improvements” means all buildings, structures, improvements, fixtures, building systems and equipment and all components thereof located on any Leased Real Property.

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company.

“Letter of Transmittal” has the meaning set forth in Section 2.10(b).

“Lindon Property” means the real property referred to in the Lindon Property deed, a copy of which shall be delivered to Parent pursuant to Section 2.03(a)(xiv).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, Taxes, obligations, restitution and other liabilities or expenses of whatever kind, including reasonable attorneys’ fees and including the costs of investigation and defense, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, including reasonable attorneys’ fees and costs in connection with any of the foregoing; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 9.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of customers or others having relationships with the Company; (vii) the identity of Parent; (viii) any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (x) any natural or man-made disaster or acts of God; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) and (x) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Escrow Funds and the Positive Adjustment Amount (if any) that the Shareholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Negative Adjustment Amount” has the meaning set forth in Section 2.12(f)(iii).

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Payoff Letters” has the meaning set forth in Section 2.03(a)(vi).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (A) real estate taxes, assessments, and other governmental levies, fees, or charges imposed with respect to Real Property which are not due and payable as of the Closing Date; and (B) mechanic’s liens and similar liens for labor, materials, or supplies incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at closing.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” has the meaning set forth in Section 3.12(g).

“Petersen Lease” has the meaning set forth in Section 8.02(g).

“Petersen Property” has the meaning set forth in the definition of the term Real Estate Leases.

“Positive Adjustment Amount” has the meaning set forth in Section 2.12(f)(ii).

“Post-Closing Statement” has the meaning set forth in Section 2.12(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company or PTC for any Pre-Closing Tax Period.

“Pre-Closing Transactions” means (i) the PTC Merger; (ii) the contribution of the Propco Property and the Lindon Property to Propco, (iii) the sale of all of the membership interests of Propco and the Salt Lake Building to Il Capo, and (iv) the distribution of the Il Capo Note to the Shareholders.

“Pro Rata Share” means, with respect to any Shareholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time by (b) the Closing Company Share Number.

“Propco” means Dolce Vita Properties, LLC, a Utah limited liability company.

“Propco Property” means the real property referred to in the Propco Property deed, a copy of which shall be delivered to Parent pursuant to Section 2.03(a)(xiv).

“PTC Merger” means the merger of PTC with and into the Company on the terms and subject to the conditions set forth in the PTC Merger Agreement.

“PTC Merger Agreement” means the Agreement and Plan of Merger entered into among the Company, PTC and the shareholders of PTC dated January 29, 2020, a copy of which shall be delivered to Parent pursuant to Section 2.03(a)(xiv).

“Purchase Price” means $48,500,000.

“Purchase Price Adjustment Escrow Amount” means $1,000,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.11(b).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Estate Leases” means the amended and restated real estate leases for the Real Property located in Salt Lake City, Utah, as described in Exhibit A hereto (the “Salt Lake Property”) and Orem, Utah, as described in Exhibit B hereto (the “Orem Property”), the Real Estate Lease for the property located in St. George, Utah, as described in Exhibit C hereto (the “St. George Property”), the Assignment and Assumption of Lease with respect to the property located in St. George, Utah, as described in Exhibit D hereto (the “Sorden Property”), and the Assignment and Assumption of Lease with respect to the property located in St. George, Utah, as described in Exhibit E hereto (the “Petersen Property”), each in the respective forms attached hereto as Exhibits A, B and C, D and E as applicable.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Real Property Laws” has the meaning set forth in Section 3.10(h).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Date” has the meaning set forth in Section 8.06(c).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 9.01(c).

“Requisite Company Vote” has the meaning set forth in Section 3.02.

“Resolution Period” has the meaning set forth in Section 2.12(e).

“Restricted Business” means the manufacture and sale of cementitious-based pre-cast, including dry-cast, concrete products in the Territory; provided, however, that Restricted Business shall not include the manufacture or sale of polymer-based products.

“Restricted Employee” has the meaning set forth in Section 5.06(b).

“Restricted Period” has the meaning set forth in Section 5.06(a).

“Review Period” has the meaning set forth in Section 2.12(d).

“Salt Lake Buildings” means the structures and other property described in the Salt Lake Buildings deed and the Salt Lake Buildings bill of sale, copies of which shall be delivered pursuant to Section 2.03(a)(xiv).

“September Interim Financial Statements” has the meaning set forth in Section 3.06.

“Shareholder” means Vincent Bussio, Tori Trevino, Tamera Chipman and Gina Johnson.

“Shareholder Indemnitees” has the meaning set forth in Section 8.03.

“Shareholder Representative” has the meaning set forth in the preamble.

“Shareholder Representative Expense Amount” means $300,000.

“Shareholder Representative Expense Fund” has the meaning set forth in Section 2.11(c).

“Shares” has the meaning set forth in Section 2.08(a).

“Sorden Property” has the meaning set forth in the definition of the term Real Estate Leases.

“Straddle Period” has the meaning set forth in Section 6.04.

“Subordination and Nondisturbance Agreements” means the Subordination and Nondisturbance Agreements with respect to the Salt Lake Property, the Orem Property, and the St. George Property.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Net Working Capital Amount” means $10,040,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Claim Notice” has the meaning set forth in Section 6.05.

“Tax Representations” means the representations and warranties set forth in Section 3.22 and the representations and warranties set forth in Section 3.20 that involve tax matters other than ERISA matters.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the continental United States.

“Texas Case” has the meaning set forth in Section 8.02(e).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Debt” has the meaning set forth in Section 2.03(a)(xvi).

“Total Merger Consideration” has the meaning set forth in Section 2.12(a).

“Transaction Expenses” means, to the extent not paid prior to the Closing Date, (i) all fees and expenses incurred by the Company or PTC in connection with the Merger or the other transactions contemplated by this Agreement (including the Pre-Closing Transactions), the PTC Merger Agreement or the Ancillary Documents (including any fees and expenses of legal counsel and accountants and fees and expenses payable to financial advisors, investment bankers, brokers, consultants, accountants, and other advisors of the Company); (ii) any change of control bonus or other amounts for the benefit of employees of or service providers to the Company or PTC that are or may become payable upon consummation of the Merger or the PTC Merger; (iii) the employer portion of any payroll Taxes payable by the Company or PTC in connection with the payments described in the preceding clause (ii) or in connection with any other payment made in connection with the consummation of the transactions contemplated hereby; (iv) the premiums for the directors and officers tail insurance policy required to be obtained pursuant to Section 5.01; and (v) all other unpaid fees and expenses incurred by the Company, PTC, any Shareholder or any their respective officers, directors, employees, agents or Affiliates as the result of actions taken at or prior to the Closing in connection with the transactions contemplated by this Agreement.

“Union” has the meaning set forth in Section 3.21(b).

“URBCA” has the meaning set forth in the recitals.

“Voting Common Stock” has the meaning set forth in Section 3.04(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II.
The Merger

Section 2.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the URBCA, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the URBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02     Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur through the electronic transfer of documents and signatures and each party may rely on each document sent electronically as an original. The Closing shall occur contemporaneously with the execution and delivery of this Agreement on the date hereof (the “Closing Date”). The Closing shall be effective as of 12:01 AM on the Closing Date. All transactions at the Closing shall be deemed to have been completed and no documentation, instrument or certificate shall be deemed to have been delivered until all transactions are complete and documents delivered.

Section 2.03     Closing Deliverables.

(a)     At or prior to the Closing, the Company shall deliver to Parent (or such other Person as may be specified herein) the following:

(i)        the Escrow Agreement duly executed by Shareholder Representative;

(ii)       resignations of the directors and officers of the Company and PTC;

(iii)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Shareholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)      a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(v)       at least three (3) Business Days prior to the date hereof, the Closing Financial Certificate;

(vi)     at least three (3) Business Days prior to the date hereof, payoff letters, in a form and substance reasonably acceptable to Parent, from any holder or payee of any Indebtedness setting forth the amount of such Indebtedness as of the Closing Date, agreeing to release and discharge on customary terms, and authorizing the Parent to file any termination statements, amendments or other notices of record to evidence such release of, all Encumbrances on any of the assets or properties of the Company (“Payoff Letters”);

(vii)     full and final invoices, from any payee of any Transaction Expenses specifying and confirming, all amounts due such payee in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein (“Invoices”);

(viii)    a copy of one or more USB drives (or other electronic means) containing a copy, as of the Closing Date, of the electronic data site established by or at the request of the Company in connection with the transactions contemplated hereunder;

(ix)     the employment agreement in the form attached hereto as Exhibit H (the “Employment Agreement”) executed by Kurt Johnson;

(x)       executed copies of the Real Estate Leases;

(xi)      executed copies of the Subordination and Nondisturbance Agreements;

(xii)     the FIRPTA Statement;

(xiii)    an executed Omnibus Termination Agreement for the Company Shareholder Agreement in the form of Exhibit J hereto;

(xiv)   fully executed copies of all of the documents that evidence the consummation and effectiveness of the Pre-Closing Transactions, including evidence that the PTC Merger has been completed, evidence of the distribution to the Shareholders of the Il Capo Note, evidence of the conveyance of the Salt Lake Buildings to Il Capo and the Propco Property and the Lindon Property to Propco, evidence of the sale to Il Capo of the Propco membership interests;

(xv)    fully executed copies of all approvals, consents and waivers that are listed in Section 3.03(a) of the Disclosure Schedules;

(xvi)   at least three (3) Business Days prior to the date hereof, payment instructions for any payee of any third party debt to which Parent is to deliver funds on behalf the Shareholders at Closing (the “Third Party Debt”); and

(xvii)  such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)     At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)       the Escrow Agreement duly executed by Parent;

(ii)      payment to each Shareholder by wire transfer of immediately available funds in an amount equal to such Shareholder’s Pro Rata Share of the aggregate Closing Merger Consideration payable pursuant to Section 2.08 in exchange for Shares;

(iii)     payment to the Escrow Agent by wire transfer of immediately available funds of the Indemnification Escrow Amount, the Purchase Price Adjustment Escrow Amount and the Shareholder Representative Expense Amount as set forth in Section 2.11;

(iv)     payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Invoices;

(v)      payment to holders or payees of outstanding Indebtedness by check or by wire transfer of immediately available funds that amount of money due and owing from the Company to such holders or payees of outstanding Indebtedness as set forth on the Payoff Letters;

(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii)    payment to third parties by wire transfer of immediately available funds in that amount of money due and owing with respect to the Third Party Debt; and

(viii)   such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Division”) in accordance with the relevant provisions of the URBCA and shall make all other filings or recordings required under the URBCA. The Merger shall become effective at such time as the Articles of Merger has been duly filed with the Division or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the URBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the URBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06     Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07     Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.08     Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Shareholder:

(a)     Cancellation of Certain Company Common Stock. Shares of Company Common Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)     Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, in cash, without interest, together with any amounts that may become payable in respect of such Share in the future (i) from the Escrow Funds as provided in this Agreement and the Escrow Agreement and (ii) in respect of the Positive Adjustment Amount (if any), at the respective times and subject to the contingencies specified herein and therein.

(c)     Conversion of Merger Sub Capital Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09   Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised dissenter rights of such Shares in accordance with Part 13 of the URBCA (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenter rights under the URBCA with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Part 13 of the URBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to dissent pursuant to Part 13 of the URBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the URBCA, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.10     Surrender and Payment.

(a)     At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.09, each holder of a certificate formerly representing any Shares shall cease to have any rights as a shareholder of the Company.

(b)    Immediately after the Effective Time, the Shareholder Representative shall distribute to each Shareholder: (i) a letter of transmittal in the form attached hereto as Exhibit I hereto, (each, a “Letter of Transmittal”), and (ii) instructions for effecting the surrender of each stock certificate representing such Shareholder’s Shares (collectively, such Shareholder’s “Certificates”) in exchange for the amount to be paid to such Shareholder pursuant to Section 2.08. Upon surrender to the Surviving Corporation of a Certificate for cancellation, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of the Certificate shall be entitled to receive in exchange therefor, subject to Section 2.09 and this Section 2.10, the consideration payable to such holder pursuant to Section 2.08 without interest thereon and the Shareholder Representative shall be authorized to make such payment. If any Certificate has been lost, stolen or destroyed, Shareholder Representative may, with Parent’s permission (which shall not be unreasonably withheld) and as a condition precedent to the payment of any Closing Per Share Merger Consideration to such Shareholder, require such Shareholder to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate. Each Shareholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate as provided by Section 2.08(b).

(c)     If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate and establish to the reasonable satisfaction of the Shareholder Representative that such Tax has been paid or is not payable.

Section 2.11     Escrow Funds. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent:

(a)     the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Shareholders set forth in Section 2.12(f)(iii) and Section 8.02 of this Agreement;

(b)     the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of the Shareholders set forth in Section 2.12(f)(iii); and

(c)     the Shareholder Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Shareholder Representative Expense Fund” and together, with the Indemnification Escrow Fund and the Purchase Price Adjustment Escrow Fund, the “Escrow Funds”), to be held for the purpose of funding any expenses of Shareholder Representative arising in connection with the administration of Shareholder Representative’s duties in this Agreement after the Effective Time.

Section 2.12     Calculation of Merger Consideration.

(a)     Total Merger Consideration. For all purposes of this Agreement, the term “Total Merger Consideration” shall mean, (i) the Purchase Price, plus (ii) Closing Cash, minus (iii) Closing Debt, minus (iv) Transaction Expenses, plus or minus (v) the amount (if any) by which the Closing Net Working Capital exceeds or is less than the Target Net Working Capital Amount.

(b)     Preparation and Delivery of Closing Financial Certificate. No later than three (3) Business Days prior to the date hereof, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent a certificate executed by an executive officer of the Company (the “Closing Financial Certificate”) setting forth the Company’s good faith estimate of (i) the amount of Closing Cash, (ii) the amount of Closing Debt, (iii) the amount of Transaction Expenses, (iv) the amount of Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (v) a calculation of the Total Merger Consideration based on the amounts provided pursuant to clauses (i) through (iv) (the amount so calculated being referred to herein as the “Estimated Total Merger Consideration”), (vi) the Closing Company Share Number, and (vii) a calculation of the Closing Per Share Merger Consideration based on the amounts provided pursuant to clauses (i) through (vii); provided, however that Parent shall have the right to review and comment on the Closing Financial Certificate (including the calculation of Estimated Total Merger Consideration) upon its delivery by the Company, and the Company shall update such calculations to reflect Parent’s comments to the extent the Company is in agreement with such, and make any corresponding modifications to the Closing Financial Certificate in good faith consideration of Parent’s comments. The Company shall provide to Parent an itemization of the amounts included in Closing Cash, Closing Debt, and Transaction Expenses, and promptly after Parent’s request, copies of the documents evidencing the amounts set forth on any such draft or final document. If Parent and the Company are unable to agree on any amount required to be determined pursuant to this Section 2.12(b), the amount to be used for the purposes of this Section 2.12(b) shall equal the average of the amounts proposed by each of the Company and Parent.

(c)     Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Shareholder Representative a certificate (the “Post-Closing Statement”), executed by an executive officer of Parent, setting forth Parent’s good faith calculation of (i) the amount of Closing Cash, (ii) the amount of Closing Debt, (iii) the amount of Transaction Expenses, and (iv) the amount of Closing Net Working Capital, together with a calculation of the Total Merger Consideration based on the foregoing amounts as well as reasonably detailed supporting documentation for such calculation and any additional information reasonably requested by the Shareholder Representative. The Post-Closing Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. Any component of the Closing Financial Certificate that is not disputed in the Post-Closing Statement shall be final and binding on the parties and not subject to appeal.

(d)     Review of Post-Closing Statement. Parent shall provide the Shareholder Representative with reasonable access (with the right to make copies), during normal business hours upon reasonable advance notice by the Shareholder Representative, to the work papers of Parent, its accountants or any of its other Representatives related to the preparation of the Post-Closing Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant information of the Company, and Parent shall make available its employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement. The Shareholder Representative shall have forty-five (45) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same, together with information requested in accordance with this Section 2.12(d) (which shall be promptly provided by Parent). On or before the expiration of the Review Period, the Shareholder Representative shall deliver to Parent a written statement accepting or disputing the Post-Closing Statement. In the event that the Shareholder Representative disputes the Post-Closing Statement, such statement shall include a reasonably detailed itemization of the Shareholder Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties and not subject to appeal. If the Shareholder Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties and not subject to appeal.

(e)     Dispute Resolution. If the Shareholder Representative delivers a Dispute Statement during the Review Period, Parent and the Shareholder Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Shareholder Representative may mutually agree (the “Resolution Period”). Any such disputed items that are mutually resolved in writing by Parent and the Shareholder Representative during the Resolution Period shall be final and binding on the parties and not subject to appeal. If Parent and the Shareholder Representative do not mutually resolve in writing all such disputed items by the end of the Resolution Period, Parent and the Shareholder Representative shall submit all items remaining in dispute with respect to the Dispute Statement to Ernst & Young Global Limited (the “Independent Accountant”) for review and resolution. The Independent Accountant shall act as an expert and not an arbitrator. The Independent Accountant shall make all calculations in accordance with the terms of this Agreement, including GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, shall determine only those items remaining in dispute between Parent and the Shareholder Representative, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is within the range of the amount of such disputed item as proposed by Parent in the Post-Closing Statement and the amount of such disputed item as proposed by the Shareholder Representative in the Dispute Statement. Each of Parent and the Shareholder Representative shall (i) enter into a customary engagement letter with the Independent Accountant at the time such dispute is submitted to the Independent Accountant and otherwise cooperate with the Independent Accountant, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Independent Accountant in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Independent Accountant with access to their respective books, records, personnel and Representatives and such other information as the Independent Accountant may require in order to render its determination. The Independent Accountant shall be instructed to deliver to Parent and the Shareholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accountant by Parent and the Shareholder Representative) of the disputed items within thirty (30) days of receipt of the disputed items, which determination shall be final and binding on the parties and not subject to appeal. All fees and expenses relating to the work (if any) to be performed by the Independent Accountant will be allocated between Parent, on the one hand, and the Shareholder Representative (on behalf of the Shareholders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total disputed amount of such items so submitted. Such allocation calculation shall be made by the Independent Accountant as part of its determination.

(f)     Post-Closing Payments.

(i)      The Total Merger Consideration, calculated based on (i) the amount of Closing Cash, (ii) the amount of Closing Debt, (iii) the amount of Transaction Expenses, and (iv) the amount (if any) by which Closing Net Working Capital exceeds or is less than the Estimated Closing Net Working Capital, each as deemed final and binding on the parties pursuant to this Section 2.12, is referred to herein as the “Final Total Merger Consideration”.

(ii)     If the amount of the Final Total Merger Consideration exceeds the amount of the Estimated Total Merger Consideration (such excess amount, the “Positive Adjustment Amount”), then, within five (5) Business Days after the determination of the Final Merger Consideration pursuant to this Section 2.12, Parent shall deposit or shall cause to be deposited with the Shareholder Representative, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Positive Adjustment Amount, for distribution pro rata to the Shareholders in accordance with each such holder’s Pro Rata Share and the Shareholder Representative and Parent shall issue a joint written instruction to the Escrow Agent instructing the Escrow Agent to promptly (but in any event within five (5) Business Days) release, from the Purchase Price Adjustment Escrow Fund, the then balance of the Purchase Price Adjustment Escrow Fund, in immediately available funds, to an account or accounts designated by the Shareholders in writing.

(iii)    If the amount of the Estimated Total Merger Consideration exceeds the amount of the Final Total Merger Consideration (the “Negative Adjustment Amount”), then within five (5) Business Days after the determination of the Final Merger Consideration pursuant to Section 2.12, the Shareholder Representative and Parent shall issue a joint written instruction to the Escrow Agent instructing the Escrow Agent to promptly (but in any event within five (5) Business Days) release, from the Purchase Price Adjustment Escrow Fund (A) the Negative Adjustment Amount, in immediately available funds, to an account or accounts designated by Parent in writing and (B) the resulting remaining balance of the Purchase Price Adjustment Escrow Fund, in immediately available funds, to an account or accounts designated by the Shareholders in writing. To the extent that the Negative Adjustment Amount is greater than the Purchase Price Adjustment Escrow Fund, Parent shall have the right to demand payment of such excess from either the Indemnification Escrow Fund or the Shareholders, jointly and severally.

(iv)     Any payment made under this Section 2.12, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Merger Consideration.

Section 2.13     No Further Ownership Rights in Company Common Stock. All amounts paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.

Section 2.14     Withholding Rights. Each of Shareholder Representative and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Shareholder Representative or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Shareholder Representative or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.15     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Shareholder Representative shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

ARTICLE III.
Representations and Warranties of the CompanY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct.

Section 3.01     Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and, except as set forth on Section 3.01 of the Disclosure Schedules, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.02     Authority; Board Approval. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been approved and adopted by the affirmative vote or consent of Shareholders representing one hundred percent (100%) of the outstanding shares of Voting Common Stock (“Requisite Company Vote”). The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Documents or to consummate the Merger and the other transactions contemplated hereby and thereby. The Requisite Company Vote has been obtained, and is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.03     No Conflicts; Consents.

(a)     The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not:

(i)      conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of the Company (“Company Charter Documents”);

(ii)     conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to PTC or the Company, subject to, in the case of the Merger, obtaining the Requisite Company Vote;

(iii)    except as set forth in Section 3.03(a)(iii) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or PTC is a party or by which the Company or PTC is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or PTC; or

(iv)     result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

(b)     Except as set forth on Section 3.03(b) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Division pursuant to the URBCA.

Section 3.04     Capitalization.

(a)     The authorized capital stock of the Company consists of 50,000 shares of nonvoting Company Common Stock, of which 22,712 Shares are issued and outstanding as of the close of business on the date of this Agreement, and 50,000 shares of voting Company Common Stock, of which 908 Shares are issued and outstanding as of the close of business on the date of this Agreement (the “Voting Common Stock”).

(b)     Section 3.04(b)(i) of the Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c)     (i) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or PTC is authorized or outstanding, and (ii) there is no commitment by the Company or PTC to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or PTC or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d)     All issued and outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) except as set forth on Section 3.04(d) of the Disclosure Schedules, not subject to any preemptive rights created by statute, the applicable charter documents or any agreement to which the Company is a party; and (iii) except as set forth on Section 3.04(d) of the Disclosure Schedules, free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock were issued in compliance with applicable Law.

(e)     No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)     All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company or PTC were undertaken in compliance with the applicable charter documents then in effect, any agreement to which the Company or PTC then was a party and in compliance with applicable Law.

Section 3.05     No Subsidiaries. Except as set forth on Section 3.05 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.06     Financial Statements. Complete copies of the audited combined financial statements of the Companies and Ciao, L.C., a Utah limited liability company (“Ciao”) prepared and presented on a combined basis consisting of the balance sheet as of December 31 in each of the years 2018, 2017 and 2016 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), unaudited financial statements consisting of the balance sheet of the Companies as of September 30, 2019 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the nine (9)-month period then ended (the “September Interim Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Companies as of December 31, 2019 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the twelve (12)-month period then ended (the “December Interim Financial Statements” and together with the September Interim Financial Statements, the “Interim Financial Statements,” and the Interim Financial Statements together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. Except as set forth on Section 3.06 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Audited Financial Statements are based on the books and records of the Companies and Ciao and fairly present the financial condition of the Companies and Ciao on a combined basis as of the respective dates they were prepared and the results of the operations of the Companies and Ciao on a combined basis for the periods indicated. The September Interim Financial Statements are based on the books and records of the Companies and fairly present the financial condition of the Companies on a combined basis as of the date they were prepared and the results of the operations of the Companies on a combined basis for the periods indicated. The December Interim Financial Statements are based on the books and records of the Companies and, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements), fairly present the financial condition of the Companies on a combined basis as of the date they were prepared and the results of the operations of the Companies on a combined basis for the periods indicated. The balance sheet of the Companies and Ciao as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Companies as of December 31, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07     Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that would be required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those set forth in Section 3.07 of the Disclosure Schedules.

Section 3.08     Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and except as set forth on Section 3.08 of the Disclosure Schedules, other than in the ordinary course of business consistent with past practice or in connection with the Pre-Closing Transactions, there has not been, with respect to the Company or PTC, any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     amendment of its charter, bylaws or other organizational documents;

(c)     split, combination or reclassification of any shares of its capital stock;

(d)     issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)     declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)     material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)     material change in cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)     entry into any Contract that would constitute a Material Contract;

(i)     incurrence, assumption or guarantee of any Indebtedness in excess of $250,000;

(j)     transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)     damage, destruction or loss (whether or not covered by insurance) to its property not covered by insurance in excess of $250,000;

(m)    any capital investment in, or any loan to, any other Person;

(n)     acceleration, termination, material modification to or cancellation of any Material Contract;

(o)     any capital expenditure exceeding $100,000 in the aggregate;

(p)     imposition of any Encumbrance upon any of its properties, capital stock or assets, tangible or intangible that has neither been released nor will be released at or prior to the Closing;

(q)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, (ii) any termination of any employee for which the aggregate out of pocket costs and expenses of such termination exceed $20,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)     hiring or promoting any person as or to (as the case may be) an officer;

(s)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant with annual compensation in excess of $100,000, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(u)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)     except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)     action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period; or

(z)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09     Material Contracts.

(a)     Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts (such Contracts, together with the Real Estate Leases and all Company IP Agreements set forth in Section 3.12(a) of the Disclosure Schedules, being “Material Contracts”):

(i)      each Contract of the Company involving aggregate consideration in excess of $100,000, except for such Contracts as can be cancelled by the Company without penalty and without more than ninety (90) days’ notice, and each Contract of PTC involving aggregate consideration in excess of $100,000;

(ii)     all Contracts that require the Company or PTC to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by the Company or PTC of any Person (other than indemnities entered into in the ordinary course of business) for obligations in excess of $100,000 or the assumption of any Tax, environmental or other Liability of any Person for liabilities in excess of $100,000;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), and entered into on or after January 1, 2016;

(v)      all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or PTC is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vi)     except for Contracts relating to trade receivables and trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company or PTC;

(vii)    all Contracts with any Governmental Authority to which the Company or PTC is a party (“Government Contracts”);

(viii)   all Contracts that limit or purport to limit the ability of the Company or PTC to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)     any Contracts to which the Company or PTC is a party that provide for any joint venture or partnership by the Company or PTC;

(x)      all collective bargaining agreements or Contracts with any Union to which the Company or PTC is a party; and

(xi)     any other Contract that is material to the Company and PTC taken as a whole and not previously disclosed pursuant to this Section 3.09.

(b)     Except as set forth on Section 3.09(b) of the Disclosure Schedules, each Material Contract is valid and binding in accordance with its terms and is in full force and effect. None of the Company nor PTC nor, to the Company’s Knowledge, any other party thereto is in material breach of or default under (or is alleged in a writing delivered to the counterparty to be in material breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10     Title to Assets; Real Property.

(a)     Except as set forth in Section 3.10(a) of the Disclosure Schedules, the Company has good and valid title to, or a valid leasehold interest in, all Leased Real Property and all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date and other than properties and assets sold or otherwise disposed of as part of the Pre-Closing Transactions. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances or as disclosed in Section 3.10(a) of the Disclosure Schedules. The Company has delivered to Parent a Subordination and Nondisturbance Agreement from each Person that holds a deed of trust with respect to any Leased Real Property.

(b)     Except as set forth in Section 3.10(b) of the Disclosure Schedules, neither the Company nor PTC owns nor has ever owned any Real Property. Except as set forth on Section 3.10(b) of the Disclosure Schedules, PTC is not a party to any Leases.

(c)     Section 3.10(c) of the Disclosure Schedules sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease document. There are no oral leases. Except as set forth in Section 3.10(c) of the Disclosure Schedules, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect and has not been modified, supplemented, or amended in any way, and represents the entire agreement of the parties with respect to the subject property; (ii) the consummation of the transactions contemplated by this Agreement and the PTC Merger Agreement do not require the consent of any party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and to the Company’s Knowledge there are no disputes with respect to such Lease; (iv) neither the Company nor to the Knowledge of the Company any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under a Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease; (vi) the Company does not owe or will in the future, owe any brokerage commissions or finder’s fees with respect to any Lease; (vii) the Company has not subleased, licensed, or otherwise granted any Person other than PTC the right to use or occupy such Leased Real Property or any portion thereof; (viii) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (ix) there are no liens or encumbrances on the estate or interest created by such Lease; and (x) there are no commitments or agreements affecting such Lease that are known to the Company that have not been disclosed to Parent.

(d)     Section 3.10(d) of the Disclosure Schedules sets forth a description of all material Leasehold Improvements for each Leased Real Property. The Company has good and marketable title to the Leasehold Improvements, free and clear of all liens and encumbrances, except Permitted Encumbrances or as disclosed in Section 3.10(d) of the Disclosure Schedules. There are no outstanding options, rights of first offer, or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(e)     The Leased Real Property identified in Section 3.10(c) of the Disclosure Schedules and the Leasehold Improvements identified in Section 3.10(d) of the Disclosure Schedules comprise all of the Real Property used in the business currently conducted by the Company.

(f)     Except as set forth in Section 3.10(f) of the Disclosure Schedules to the Knowledge of the Company all Leasehold Improvements have been constructed in a good and workmanlike manner and of good quality materials and are in good condition and repair, normal wear and tear excepted, and sufficient for the operation of the business as currently conducted by the Company. There are no structural deficiencies or latent defects affecting any of the Leasehold Improvements and there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the operation of the business as currently conducted by the Company. The Company has a valid certificate of occupancy for the Leasehold Improvements. No Leasehold Improvements encroach on real property owned or leased by a Person other than the Company.

(g)     There is no condemnation, expropriation, rezoning or other proceeding in eminent domain pending or, to the Company’s Knowledge, threatened or affecting any Leased Real Property or any portion thereof or interest therein. There is no special assessment, injunction, decree, order, writ, or judgment outstanding, nor any litigation, administrative actions, or similar proceedings pending or, to the Company’s Knowledge, claims pending or threatened, relating to the ownership, lease, use, or occupancy of the Real Property or any portion thereof, or the operation of the business thereon as currently conducted by the Company. There are no existing, or the Knowledge of the Company, proposed or contemplated, plans to widen, modify or realign any street or highway which affects the size of, use of or any setbacks on the Leased Real Property or Leasehold Improvements.

(h)     Except as set forth on Section 3.10(h) of the Disclosure Schedules the Leased Real Property is in compliance with all applicable building, construction, operation, zoning, subdivision, health and safety, and other land use Laws, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Real Property or operation of the business as currently conducted by the Company thereon does not violate any Real Property Laws. Except as set forth on Section 3.10(h) of the Disclosure Schedules the Company has not received any notice of violation of any Real Property Law, and to the Company’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. To the Company’s Knowledge, there is no pending or anticipated change in any Real Property Law that will have a material adverse effect on the ownership, lease, use, or occupancy of any Real Property or any portion thereof in the continued operation of the business as currently conducted by the Company.

(i)     Each parcel of Leased Real Property either has direct access to a public street adjoining the Real Property or has access to a public street through another parcel of Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property. No portion of the Leasehold Improvements is dependent for its access, use or operation on any land, building, improvement, or other real property interest which is not included in the Leased Real Property.

(j)     Except as set forth on Section 3.10(j) of the Disclosure Schedules, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm, and waste water systems and other utility services or systems required by law or normal operation of the Leased Real Property have been installed with valid permits and are operational and in good working order and sufficient for the operation of the business, normal wear and tear excepted, and all hook-up fees or other similar fees or charges have been paid in full. Each such utility service enters the Leased Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Leased Real Property, and is not dependent for its access, use, or operation on any land, building, improvement, or other real property interest which is not included in the Leased Real Property.

Section 3.11     Condition And Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the furniture, machinery, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such furniture, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Except as set forth on Section 3.11 of the Disclosure Schedules, the furniture, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other rights, properties and assets of the Company, are sufficient for the business of the Company as currently conducted and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted; provided, however, that nothing in this Section 3.11 shall be deemed to constitute a representation or warranty as to infringement or misappropriation of Intellectual Property, which matters are addressed exclusively in Section 3.12.

Section 3.12     Intellectual Property.

(a)     Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the business or operations of the Company; for the sake of clarity an item of software will not be considered to be material if it is either software embedded with an item of equipment that was generally commercially available when acquired by the Company or commercially available off the shelf software. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)     Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements.

(c)     Except as set forth on Section 3.12(c) of the Disclosure Schedules, the Company owns or has the valid and enforceable rights to use all of the Company Intellectual Property free and clear of Encumbrances.

(d)     The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. Except as set forth on Section 3.12(d) of the Disclosure Schedules, the Company has taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(e)     The conduct of the business of the Company and PTC as currently and formerly conducted, and the products, processes and services of the Company and PTC, have not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(f)     Except as set forth on Section 3.12(f) of the Disclosure Schedules, all Company IT Systems are in good working condition and are sufficient for the operation of the business of the Company as currently conducted. Since January 1, 2016, to the Company’s Knowledge, there has been no cyber incident or cyber-attack, security breach or unauthorized access to the Company IT Systems. Since January 1, 2016, there has been no malfunction, failure, continued substandard performance, denial of service or other impairment of the Company IT Systems that has resulted in material disruption or damage to the business or financial condition of the Company. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including without limitation all data and other content housed therein, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(g)     To the Knowledge of the Company, except as set forth on Section 3.12(g) of the Disclosure Schedules, the Company has, since January 1, 2016, complied with all applicable Laws and all of its publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information of any Person including without limitation any data or information provided by any customers or suppliers of the Company (collectively, “Personal Information”) in the conduct of the Company’s business. Except as set forth on Section 3.12(g) of the Disclosure Schedules, since January 1, 2016, the Company has not (i) to the Knowledge of the Company, experienced any actual or alleged (in writing) data breach incident involving Personal Information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or, to the Knowledge of the Company, other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.

Section 3.13     Inventory. Except as set forth on Section 3.13 of the Disclosure Schedules, all inventory of the Company and PTC reflected in the Interim Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth on Section 3.13 of the Disclosure Schedules, all such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive.

Section 3.14     Accounts Receivable. Except as set forth on Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or PTC involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or PTC not subject to bona fide claims of set-off or other defenses or counterclaims other than (i) normal cash discounts accrued in the ordinary course of business consistent with past practice and (ii) claims within the amount of the Company’s warranty reserve; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company or PTC, are collectible in full within ninety (90) days after billing. Except as set forth on Section 3.14 of the Disclosure Schedules, the reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company or PTC have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15     Customers and Suppliers.

(a)     Section 3.15(a) of the Disclosure Schedules sets forth (i) the top ten (10) customers of the Company for each of the three (3) most recent fiscal years and the six (6)-month period ended June 30, 2019 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any written notice since January 1, 2018 that any of its Material Customers for the year ending December 31, 2018 or the year 2019 has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company was PTC’s only customer.

(b)     Section 3.15(b) of the Disclosure Schedules sets forth (i) the top ten (10) suppliers to which each of the Company and PTC has paid consideration for goods and services for each of the three (3) most recent fiscal years and the six (6)-month period ended June 30, 2019 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Company nor PTC has received any written notice since January 1, 2018 that any of its Material Suppliers for the year ending December 31, 2018 or the year 2019 has ceased, or intends to cease, to supply goods or services to the Company or PTC or to otherwise terminate or materially reduce its relationship with the Company or PTC.

Section 3.16     Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current year policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each of the Companies and relating to the assets, business, operations, employees, officers and directors of each of the Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither of the Companies has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth in Section 3.16 of the Disclosure Schedules, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or PTC. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth in Section 3.16 of the Disclosure Schedules, there are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither of the Companies is in default under, nor has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; (b) against or by PTC affecting any of its properties or assets; or (c) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)     Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting (i) the Company or any of its properties or assets or (ii) PTC or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules that relates to it.

Section 3.18     Compliance With Laws; Permits.

(a)     Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company is in material compliance with all Laws applicable to it or its business, properties or assets.

(b)     All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company and PTC, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c)     None of the representations and warranties contained in Section 3.18 shall be deemed to relate to environmental matters (which are governed by Section 3.19), employee benefit matters (which are governed by Section 3.20), employment matters (which are governed by Section 3.21) and tax matters (which are governed by Section 3.22).

Section 3.19     Environmental Matters.

(a)     Except as set forth on Section 3.19(a) of the Disclosure Schedules, each of the Companies is currently and has been in material compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     Each of the Companies has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of its business or assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Companies through the Closing Date in accordance with Environmental Law, and neither of the Companies has Knowledge of any condition, event or circumstance that could reasonably be expected to prevent or impede, after the Closing Date, the ownership, lease, operation or use of its business or assets as currently carried out.

(c)     Except as set forth on Section 3.19(a) of the Disclosure Schedules, no real property currently or formerly owned, operated or leased by the Company or PTC is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)     Except as set forth on Section 3.19(a) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or PTC or any real property currently or formerly owned, operated or leased by the Company or PTC, and neither the Company nor PTC has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with its business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, it.

(e)     Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or PTC.

(f)     Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or PTC and any predecessors as to which the Company or PTC may retain liability, and no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or PTC and any predecessors as to which the Company or PTC may retain liability has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor PTC has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)     Except as set forth in Section 3.19(g) of the Disclosure Schedules, neither of the Companies has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)     The Company and PTC have made available to Parent: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to its business or assets or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or PTC related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) a list of all planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)     Except as set forth on Section 3.19(i) of the Disclosure Schedules, neither the Company nor PTC has Knowledge of any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that could reasonably be expected to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or PTC as currently carried out.

Section 3.20     Employee Benefit Matters.

(a)     Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which within the prior three (3) years is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or PTC for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or PTC or any spouse or dependent of such individual, or under which the Company or PTC or any of its ERISA Affiliates has or may have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). No Benefit Plan provides benefits or otherwise relates to any employee, officer, director, retiree, independent contractor or consultant of the Company or PTC located outside of the United States. The Company and PTC have separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)     With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, a copy of the trust agreement or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, fidelity bond, ERISA fiduciary insurance policy, and investment management or investment advisory agreements, as now in effect; (iv) copies of the current summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination and other compliance tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)     Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code, the Affordable Care Act and any applicable local Laws). Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 or 4980H of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP as consistently applied by the Company.

(d)     Neither the Company, PTC, nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any Benefit Plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA. No Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any Benefit Plan or to appoint a trustee for any such Benefit Plan.

(e)     With respect to each Benefit Plan, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)     Except as set forth on Section 3.20 of the Disclosure Schedules, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company, PTC, or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Neither the Company nor PTC has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)     Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company, PTC, nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits. The Company, PTC, and their ERISA Affiliates are and have been in compliance with ERISA Sections 601-608 and Code Section 4980B.

(h)     There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)     There has been no amendment to, announcement by the Company, PTC, or any of their Affiliates relating to, or change in employee participation rights or coverage options available under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company, PTC, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)     Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor PTC has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)     Each individual who is classified as an independent contractor by the Company or PTC has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)     Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or PTC to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or PTC to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21     Employment Matters.

(a)     Section 3.21 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of each of the Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof if different or in addition to those listed on Section 3.20(a) of the Disclosure Schedules. All compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of each of the Companies for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Closing Financial Certificate) and there are no outstanding agreements, understandings or commitments of the Company or PTC with respect to any compensation, commissions or bonuses.

(b)     Neither the Company nor PTC is or has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company or PTC, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, PTC or any of their employees. Neither the Company nor PTC has any duty to bargain with any Union.

(c)     Except as set forth on Section 3.21(c) of the Disclosure Schedules, the Company and PTC are and since January 1, 2016 have been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or PTC as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company and PTC classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.

(d)     Except as set forth in Section 3.21(d) of the Disclosure Schedules, there are no Actions against the Company or PTC pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or PTC, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(e)     The Company and PTC have complied with the WARN Act, and they have no plans to undertake any action that would trigger the WARN Act.

Section 3.22     Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)     All Tax Returns required to be filed on or before the Closing Date by each of the Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by each of the Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     Each of the Companies has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. Each of the Companies has properly classified for Tax purposes all employees, leased employees, individual consultants and independent contractors.

(c)     No claim has been made by any Governmental Authority in any jurisdiction where the Company or PTC does not file Tax Returns that such company is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or PTC, and neither the Company nor PTC has requested an extension of time for filing a Tax Return that has not been filed.

(e)     The unpaid Taxes of the Company and PTC (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and PTC in filing Tax Returns. Since the Interim Balance Sheet Date, neither the Company nor PTC has incurred any liability for Taxes outside the ordinary course of business or in connection with the Pre-Closing Transactions.

(f)     All deficiencies asserted, or assessments made, against the Company or PTC as a result of any examinations by any Governmental Authority have been fully and timely paid.

(g)     Neither of the Companies is a party to any Action by any Governmental Authority, and neither of the Companies has been notified by any Governmental Authority that any such Action in respect of Taxes is contemplated or pending.

(h)     The Company and PTC have delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and PTC for all Tax periods ending after December 31, 2011.

(i)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company and there were no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of PTC as of the effective time of consummation of the PTC Merger.

(j)     The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement. As of the effective time of consummation of the PTC Merger, PTC was not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)     No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or PTC.

(l)     Neither of the Companies has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise. As of the effective time of consummation of the PTC Merger, PTC had no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)    Neither of the Companies will be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i)       any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period or portion thereof ending on or prior to the Closing Date;

(ii)      an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)     a prepaid amount received on or before the Closing Date;

(iv)     any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)      any election under Section 108(i) of the Code.

(n)     Neither of the Companies is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)     Neither of the Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)     Neither of the Companies is or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)     The Company and PTC have each disclosed on each of its federal income Tax Returns all positions taken in such Tax Returns that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(r)     Neither of the Companies is a party to any joint venture, partnership, trust or other arrangement or agreement that could be treated as a flow-through or fiscally transparent entity for income Tax purposes and neither of the Companies is or has ever been a partner, member, shareholder, stockholder, owner, grantor, settlor or beneficiary of any entity treated as a corporation, qualified subchapter S subsidiary, disregarded entity, partnership or trust for Tax purposes.

(s)     There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or PTC under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)     There are currently no foreign jurisdictions in which the Company or PTC is subject to Tax, is engaged in business or has a permanent establishment. As of the effective time of consummation of the PTC Merger, there were no foreign jurisdictions in which the Company or PTC was subject to Tax, was engaged in business or had a permanent establishment. Neither of the Companies has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither of the Companies has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u)     No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code. No property owned by the PTC as of the effective time of consummation of the PTC Merger was (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(v)     No power of attorney has been granted by or with respect to the Company or PTC with respect to any matter relating to Taxes that has not been cancelled prior to the Closing.

(w)     Each of the Companies was at all times since the date of its formation, eligible to be treated as, and properly classified for Tax purposes as, an S corporation within the meaning of Section 1361(a)(1) of the Code, and was eligible to make and made on a timely basis, an election under Section 1362(a) of the Code, effective as of the date of its formation, to be classified as an S corporation and such election was effective on the election date and remained in effect continuously from such election date and such election has not been terminated, whether by revocation, disqualification or any other reason, at any time during the period beginning on the election date (and no actions have been taken and no omissions have occurred which would cause such election to terminate or to be revoked at any time).

Section 3.23     Government Contracts.

(a)     Since January 1, 2016, the Company has not received any written notice of the termination of any Government Contract prior to its expected expiration as set forth in its terms and conditions. To the Company’s Knowledge, each Government Contract was awarded in compliance with applicable Law in all material respects. None of the Company’s Government Contracts is the subject of any bid or award protest proceeding, and the Company has not received written notice that any Government Contract is the subject of bid or award protest proceeding.

(b)     Since January 1, 2016, (i) the Company has not received any written notice of termination for default or convenience, cure notice, or show cause notice from any Governmental Authority with respect to a Government Contract, and (ii) the Company has complied with all material terms and conditions of the Government Contracts.

(c)     Since January 1, 2016, the Company has not been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or subject to any audit or investigation by any Governmental Authority with respect to any alleged act or omission arising under or relating to any Government Contract.

Section 3.24     Performance Bonds. There are no Contracts for which Company or PTC has, or is required to provide, performance, surety or similar bonds, letters of credit or similar third party assurances, the amount of such bonds, letters of credit or assurances and the issuer thereof. No payments have been made during the three (3) years preceding the date hereof under any performance or similar bonds, letters of credit or third party assurances issued on Company’s behalf.

Section 3.25     Books and Records. Except as provided on Section 3.25 of the Disclosure Schedules, the minute books and stock record books of each of the Companies, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. Except as provided on Section 3.25 of the Disclosure Schedules, the minute books of each of the Companies contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors, of each of the Companies and no meeting, or action taken by written consent, of any such shareholders, board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.26     Related Party Transactions. Except as set forth on Section 3.26 of the Disclosure Schedules, no executive officer or director of either of the Companies or any person owning 5% or of the Shares (or any of such person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Companies or any of their assets, rights or properties or has any interest in any property owned by the Companies or has engaged in any transaction with any of the foregoing within the last three (3) years.

Section 3.27     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or PTC.

Section 3.28     No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III (including in the Disclosure Schedules) or in any Ancillary Document, certificate or instrument delivered pursuant to this Agreement or in any Ancillary Document, none of the Company, any Shareholder nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Shareholders or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or PTC furnished or made available to Parent, Merger Sub and their respective Representatives (including in any projections, forecast or business plan provided to Parent, Merger Sub or any of their respective Representatives and any information, documents or material delivered or made to Parent, Merger Sub or any of their respective Representatives in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of PTC or the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV.
Representations and Warranties of Parent and Merger Sub

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01     Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Division.

Section 4.03     No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04     Brokers. Except for Jefferies Group, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05     Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06     Financing. Buyer has sufficient cash on hand and other sources of immediately available funds to enable it to make payment of the Purchase Price and to consummate the transactions contemplated by this Agreement.

Section 4.07     Exclusivity of Representations and Warranties; No Other Representations and Warranties. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent and Merger Sub acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub have relied solely upon their own investigation and the express representations and warranties of the Company set forth in Article III (including the related portions of the Disclosure Schedules) and that neither of them has relied on any projections or presentations, made or provided by or on behalf of the Company or the Shareholders.

ARTICLE V.
COVENANTS

Section 5.01     Directors’ and Officers’ Indemnification and Insurance.

(a)     Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.01 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)     For six years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Corporation (the “D&O Indemnifying Party”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses and judgments arising out of actions or omissions in their capacity as such occurring prior to the Effective Time and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses and judgments as such expenses are incurred, in each case to the extent, but only to the extent, provided by the Company Charter Documents, in each case as in effect on the date of this Agreement or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.01 of the Disclosure Schedules.

(c)     Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses.

(d)     The obligations of the Surviving Corporation under this Section 5.01 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.01 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.01 applies shall be third-party beneficiaries of this Section 5.01, each of whom may enforce the provisions of this Section 5.01).

Section 5.02     Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Shareholders prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Parent shall: (a) retain the books and records (including personnel files) of the Company and PTC relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and (b) upon reasonable notice, afford the Shareholder Representative reasonable access (including the right to make, at Shareholder’s expense, photocopies), during normal business hours, to such books and records. Parent shall not be obligated to provide Shareholder Representative with access to any books or records (including personnel files) pursuant to this Section 5.02 where such access would violate applicable Law.

Section 5.03     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company, PTC or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, PTC or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company or PTC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or the PTC Merger.

Section 5.05     Confidentiality. For a period of three (3) years following the Closing Date, each Shareholder shall, and shall cause its Affiliates to, hold in confidence and not use in any manner any confidential and proprietary information, whether written or oral, of the Company or PTC. If any Shareholder or its Affiliates is requested or compelled to disclose any such confidential or proprietary information by judicial or administrative process by any Governmental Authority or by other requirements of Law, such Person shall use commercially reasonable efforts to promptly notify Parent and shall disclose only that portion of such information that such Person is advised by its counsel that it is legally required to disclose; provided, that such Person shall reasonably cooperate with Parent, at Parent’s sole cost and expense, to permit Parent to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything contained in this Section 5.05, the provisions of this Section 5.05 shall not (a) apply to any information which is or has come within the public domain other than a result of a breach of this Section 5.05, (b) restrict Vincent Bussio from continuing to engage with contacts he made while employed by the Company and using information about those contacts and their businesses that he learned of while employed by the Company or otherwise owning and operating Armorock LLC as permitted by Section 5.06, (c) apply to the operation, management and financing of the Leased Real Property and (d) apply to the purchase and financing of the purchase of the Petersen Property and/or the Sorden Property and if either or both of such properties are purchased then the operation, management and financing of the such properties.

Section 5.06     Non-Competition; Non-Solicitation.

(a)     For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Shareholder shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory or (ii) have an equity interest in any Person that engages directly or indirectly in the Restricted Business in the Territory. Notwithstanding the foregoing, any Shareholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person. For purposes of clarity, and notwithstanding anything to the contrary set forth herein (i) Vincent Bussio shall be permitted to continue to own and operate in the same manner (or on a larger scale) as operated prior to the Closing Date, and serve as an executive of, Armorock, LLC, and Affiliates of Armorock, LLC, and such ownership, operation and service, and activities related to such ownership, operation and service, shall not constitute a breach of this Section 5.06(a) or Section 5.06(c) and (ii) actions taken by a Landlord to mitigate its damages on account of a breach by the Company of its obligations under a lease between the Company and that Landlord shall not constitute a breach of this Section 5.06(a).

(b)     During the Restricted Period, each Shareholder shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any Person who was an employee of the Company on the Closing Date (each a “Restricted Employee”), or encourage any such Restricted Employee to leave such employment or hire any such employee, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 5.06(b) shall prevent a Shareholder or any of its Affiliates from soliciting or hiring (i) any such employee whose employment has been terminated by the Company or Parent or any Affiliate of Parent, or (ii) after one hundred twenty (120) days from the date of termination of employment, any such employee whose employment with the Company or Parent or any Affiliate of Parent has been terminated by the employee (including a resignation by employee).

(c)     During the Restricted Period in the Territory, each Shareholder shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, with respect to the Restricted Business in the Territory, any Person who was a customer of the Company as of the Closing Date, for purposes of diverting their business or services from the Company.

(d)     Each Shareholder acknowledges that a breach or threatened breach of this Section 5.06 may give rise to irreparable harm to Parent and the Surviving Corporation, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Shareholder of any such obligations, Parent and the Surviving Corporation shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)     Each Shareholder acknowledges that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Parent and the Surviving Corporation and constitute a material inducement to Parent and the Surviving Corporation to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.07     Stock Transfer. As soon as reasonably practicable, but in no event later than 30 days after the Closing Date, the Shareholders shall cause Il Capo or designee(s) to purchase from the Company for a price of one hundred dollars ($100.00) the one Ordinary Share (the “Affinity Ordinary Share”) in Affinity Insurance Ltd., a Cayman Islands Company exempted company incorporated with limited liability (“Affinity Insurance”), owned by the Company. The Company hereby agrees to cooperate with Il Capo or its designee to obtain the consent of Affinity Insurance for the transfer of the Affinity Ordinary Share and to sell the Affinity Ordinary Share to Il Capo or its designee, free of Encumbrances, upon receipt of such consent as provided hereby and Parent hereby agrees to cause the Company to so cooperate and sell the Affinity Ordinary Share. The parties further agree that in connection with such transfer of the Affinity Ordinary Share to Il Capo or its designee that the Company will for no additional consideration assign to Il Capo or its designee, free of Encumbrances, all of the Company’s rights in and to the “Acceptable Security” (as defined in the Affinity Shareholder Agreement) on deposit with Affinity on the date of this Agreement (including any portion thereof which may after the date of this Agreement have been released to the Company).

ARTICLE VI.
Tax matters

Section 6.01     Tax Covenants. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due 50% by the Shareholders and 50% by Parent, excluding any transfer Tax associated with the transfer of the Salt Lake Building to Il Capo, the Propco Property and the Lindon Property to Propco 100% of which shall be a Transaction Expense. Shareholder Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

Section 6.02     Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03     Tax Returns.

(a)     Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company and PTC after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, shall be submitted by Parent to Shareholder Representative (together with schedules, statements and, to the extent requested by Shareholder Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Shareholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within fifteen (15) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Shareholder Representative shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Parent and Shareholder Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final and binding on Parent, Company, PTC, Shareholder Representative and each Shareholder. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Shareholder Representative. The preparation and filing of any Tax Return of the Company or PTC that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.04 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Net Working Capital.

(b)     Subject to Section 6.03(a), any Transaction Tax Deduction shall, to the extent permitted by applicable Law, be reflected on the Tax Returns of the Company for Pre-Closing Tax Periods. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees deductible in the Pre-Closing Tax Period of the Company. Except as otherwise required pursuant to a determination (as defined in Section 1313 of the Code), neither the Company, Parent nor any of their respective Affiliates shall take any position inconsistent with such treatment. The term “Transaction Tax Deductions” means all federal, state and local income Tax losses, deductions, expenses or similar items deductible by the Company as a result of, in connection with or in anticipation of the transactions contemplated in the Agreement, including losses, deductions, and expenses related to (a) the vesting or exercise of, or payments with respect to any phantom equity or equity-based compensation arrangements of the Company; (b) the payment of any change in control or stay bonuses, or similar compensatory amounts, to Company employees or other service providers to the Company; (c) any Indebtedness, including the acceleration of deferred financing fees related to the repayment thereof; and (d) the payment by the Company of any fees or other expenses associated with the transactions contemplated by this Agreement and any accompanying documents (including Transaction Expenses) that are not required to be capitalized.

Section 6.04     Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)      in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)      in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05     Contests. Parent agrees to give prompt written notice to Shareholder Representative of the receipt of any written notice by the Company, PTC, Parent or any of Parent’s Affiliates which involves the assertion of any claim, the commencement of any Action, proposed adjustment, assessment, audit, examination or other administrative or court proceeding in respect of which an indemnity may be sought by Parent pursuant to Article VIII (a “Tax Claim”) and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Tax Claim, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify Shareholder Representative shall not relieve Shareholders of any obligation or liability that Shareholders may have to Buyer except to the extent that Shareholders were prejudiced thereby. Solely with respect to Tax Claims for income Taxes for a Pre-Closing Tax Period payable by the Shareholders under applicable Tax laws, excluding, for the avoidance of doubt, any Tax Claims relating to entity level Taxes of the Company or PTC, the Shareholder Representative (a) shall assume and control the defense of such Tax Claim, (b) shall bear its own costs and expenses, (c) shall be entitled to engage its own counsel, and (e) may (i) pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Governmental Authority, (ii) either cause payment of the Tax claimed or sue for refund where applicable Law permits such refund suit, or (iii) contest, settle or compromise the Tax Claim in any permissible manner, provided, however, that the Shareholder Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Claim without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of the Surviving Corporation, Parent or any of Parent’s Affiliates for any Tax period ending after the Closing Date. With respect to a Tax Claim controlled by the Shareholder Representative, the Shareholder Representative shall (a) keep Parent reasonably informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to Parent of any related correspondence, and shall provide Parent with an opportunity to review and comment on any material correspondence before Shareholder Representative sends such correspondence to any taxing authority), (b) consult with Parent in connection with the defense or prosecution of any such Tax Claim, and (c) provide such cooperation and information as Parent shall reasonably request, and Parent shall have the right to participate, at its own expense, in (but not control) the defense of such Tax Claim (including participating in any discussions with the applicable taxing authorities regarding such Tax Claim). Parent shall control the contest or resolution of any Tax Claim not controlled by the Shareholder Representative pursuant to the preceding two sentences; provided, however, that Parent shall obtain the prior written consent of Shareholder Representative (which consent shall not be unreasonably conditioned, withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Shareholder Representative shall be entitled to participate in (including participating in any discussions with the applicable taxing authorities regarding such Tax Claim) the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by Shareholder Representative and not Parent and in connection therewith Parent shall provide such cooperation and information as Shareholder Representative shall reasonably request and in addition Parent shall keep Shareholder Representative reasonably informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to Shareholder Representative of any related correspondence, and shall provide Shareholder Representative with an opportunity to review and comment on any material correspondence before Parent sends such correspondence to any taxing authority), and consult with Shareholder Representative in connection with the defense or prosecution of any such Tax Claim.

Section 6.06     Cooperation and Exchange of Information. The Shareholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company or PTC. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Shareholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or PTC for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods.

Section 6.07     FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”).

ARTICLE VII.
INTENTIONALLY OMITTED

ARTICLE VIII.
Indemnification

Section 8.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (a) the Fundamental Representations shall survive until the date that is seven (7) years after the Closing Date, (b) the representations and warranties in Section 3.19 shall survive for a period of three (3) years after the Closing Date, and (c) the Tax Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02     Indemnification By Shareholders. Subject to the other terms and conditions of this Article VIII, the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify each of Parent and its Affiliates (including the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of the Company or the Shareholders contained in this Agreement or in any certificate delivered by or on behalf of the Company or the Shareholders pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company, the Shareholders or the Shareholder Representative pursuant to this Agreement;

(c)     any Transaction Expenses not covered by the Invoices and any Closing Debt not covered by the Payoff Letters to the extent that any such amounts are not deducted in the determination of Final Total Merger Consideration;

(d)     (i) any Taxes of the Company or PTC for all Pre-Closing Tax Periods; (ii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company, PTC (or any predecessor of the Company or PTC) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (iii) any Taxes of the Surviving Corporation, Parent or any of Parent’s Affiliates for a Post-Closing Tax Period arising out of or relating to a Tax Claim with respect to the Company or PTC for a Pre-Closing Tax Period, (iv) any Taxes of the Company or PTC arising out of or relating to the Pre-Closing Transactions, and (v) the employer portion of any payroll Taxes arising in connection with the transactions contemplated by this Agreement, including the Pre-Closing Transactions.

(e)     any matter related in any way to the case captioned In the Matter of the Marriage of Tori Bussio Trevino and Richard Roman Trevino in the District Court, 245th Judicial District, Harris County, Texas (Case No. 2017-51821) (the “Texas Case”) or the subject matter thereof, including (i) any litigation, claims or demands for records or financial information of the Company, the Surviving Corporation or any other Person related to such matter or (ii) any legal or equitable action relating to the division or distribution of assets of the parties to the Texas Case whether in the Texas Case or any other legal or equitable action;

(f)     any and all “Shareholder Obligations” as defined in Section 1.27 of the Affinity Insurance Ltd. Shareholder Agreement dated January 1, 2016, as amended and restated as of the date hereof (the “Affinity Shareholder Agreement”), and any other liabilities or obligations of the Company related to the Affinity Shareholder Agreement or the Company’s ownership of the Affinity Ordinary Share or otherwise related to the Company’s business relationship with Affinity Insurance other than any such which are reflected in the Current Liabilities; or

(g)     the Company’s failure to deliver a true and complete copy of the Lease dated January 1, 2004 with respect to the Petersen Property (the “Petersen Lease”), including any and all Losses arising in connection with the assertion by the landlord under the Petersen Lease of any terms or conditions of the Petersen Lease, rights of the Landlord or obligations of the Company that are not reflected in the Lease Extension Agreement with respect to the Petersen Property dated August 16, 2006. The obligations of the Shareholders under this Section 8.02(g) shall terminate automatically upon the Company’s entry into any new lease agreement with respect to the Petersen Property or any amendment or other modification to the Petersen Lease, provided that such amendment or modification includes or is accompanied by a release of claims by the landlord with respect to all matters covered by the preceding sentence of this Section 8.02(g). The Company will use commercially reasonable efforts to obtain the release required by the preceding sentence.

Section 8.03     Indemnification By Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify each of the Shareholders and their Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement; or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 8.04     Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)     The Shareholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $400,000 (the “Deductible”), in which event Shareholders shall be required to pay or be liable for all such Losses in excess of $400,000. Notwithstanding the foregoing, after the Deductible has been satisfied, the Shareholders shall not be liable to Parent Indemnitees for indemnification under Section 8.02(a) for Losses for any individual claim in an amount less than $35,000 (the “De Minimis Threshold”), except with respect to Losses for individual claims that arise under either the first or second sentence of Section 3.10(f) or the first sentence of Section 3.11, the De Minimis Threshold shall be $50,000. The aggregate amount of all Losses for which Shareholders shall be liable pursuant to Section 8.02(a) shall not exceed $7,000,000 (the “Cap”).

(b)     Parent shall not be liable to the Shareholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible, in which event Parent shall be required to pay or be liable for all such Losses in excess of the Deductible, subject to the De Minimis Threshold. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)     Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations or the Tax Representations, provided that, in no event shall the aggregate liability under Section 8.02 of all Shareholders or the liability of any individual Shareholder in respect of any Losses, individually or in the aggregate (including when aggregated with liability for all other breaches of representations, warranties, covenants, or agreements) exceed the Total Merger Consideration actually received by such Shareholder(s). For the avoidance of doubt, for purposes of this Section 8.04(c), “Total Merger Consideration actually received by such Shareholders” shall include (A) all Third Party Debt and (B) all Escrow Funds released to the Shareholders. To the extent that any Losses resulting from (i) breaches of Fundament Representations, (ii) breaches of the covenants, including under Sections 5.05 or 5.06, or (iii) matters described in Section 8.02(e), are attributable solely to a misrepresentation or other act or omission by an individual Shareholder or less then all Shareholders then such Losses shall be the responsibility of such individual Shareholder or group of Shareholders who shall bear such Losses (“Non Pro Rata Losses”) in accordance with their respective fault, and no other Shareholder shall be liable to Parent Indemnitees for such Losses other than by recourse to the Indemnification Escrow Fund.

(d)     For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty except that the following qualifications shall be taken into account: (i) use of the word “Material” as used in the defined terms “Material Contracts,” “Material Customers,” and “Material Suppliers,” (ii) references to “material” found in each of Sections 3.07, 3.08(g), 3.08(n), 3.09, 3.10(d), 3.10(h), 3.12(a), 3.12(b), 3.12(f), 3.15, 3.18(b), 3.19(i), 3.20(b) and (iii) reference to “Material Adverse Effect” contained in Section 3.08(a).

(e)     To avoid double-counting, any Loss for which any party hereto would otherwise be obligated to provide indemnification hereunder will be offset to the extent such Loss is reflected in the determination of the Final Total Merger Consideration.

(f)     Payments by an Indemnifying Party pursuant to this Article VIII in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by Parent or any of its Affiliates in respect of such Loss, provided that (a) in no event will there be any deduction for the proceeds from any insurance for which the premiums are paid by Parent or any of its Affiliates after the Closing Date and (b) any such deduction shall be after reduction of any costs, fees or expenses incurred by Parent or any of its Affiliates in collecting any such insurance proceeds.

(g)     Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(h)     In the event of a claim for Losses under Section 8.02(a) on account of a breach or violation of any of the representations and warranties set forth in Section 3.19 hereof for which a Landlord agrees in writing that Landlord is obligated to the Company as tenant under Section 13F of the applicable Real Estate Lease (a “Accepted Lease Claim”), then the Parent Indemnitees may assert a claim under this Article VIII on account of such Losses addressed by the Accepted Lease Claim and may give notice to the Escrow Agent under the Escrow Agreement in accordance with this Article VIII and subject to this Section 8.04(h). So long as the applicable Landlord is diligently performing its obligations under Section 13F of the applicable Real Estate Lease in relation to the Accepted Lease Claim, no Parent Indemnitee may further pursue a claim for Losses subject to the Accepted Lease Claim under this Article VIII, including Section 8.05 hereof. Promptly upon a Landlord’s completion of its obligations under Section 13F of the applicable Real Estate Lease for an Accepted Lease Claim, the Shareholder Representative shall deliver to Parent a report certifying as to such completion, as well as reasonably appropriate supporting documentation (a “Completion Report”). At Parent’s discretion following receipt of a Completion Report, (i) for those items of the Completion Report with which Parent agrees, Parent Indemnitees will withdraw claims for Losses under the Agreement applicable to the Accepted Lease Claim relating to such items and authorize the release by the Escrow Agent of any funds being held solely with respect to such items in accordance with the terms of the Escrow Agreement and (ii) for those items of the Completion Report with which Parent does not agree, Parent Indemnitees may continue to pursue its claim for Losses associated with such items under this Article VIII, including Section 8.05. Notwithstanding the foregoing, nothing set forth in this Section 8.04(h) shall in any way limit the ability of any Parent Indemnitees from pursuing any claim at any time for Losses under Section 8.02(a) to the extent such claim relates to Losses that are not expressly subject to an Accepted Lease Claim, even if such Losses relate to the same or similar facts as those facts subject to an Accepted Lease Claim. If a Parent Indemnitee may, in compliance with this Section 8.04(h) and Section 13F of the Real Estate Leases, pursue both a claim against one or both of the Landlords and a claim against the Shareholders, then any Losses payable hereunder shall be reduced, to the extent, if any, that such Losses are reduced by the actions of the Landlords.

Section 8.05     Indemnification Procedures. The party making a claim under this Article VIII (an “Indemnification Claim”) is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Shareholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Shareholder Representative. Any payment received by Shareholder Representative as the Indemnified Party shall be distributed to the Shareholders in accordance with this Agreement.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Shareholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable written opinion of counsel to the Indemnified Party the Third Party Claim is one in which the Indemnifying Party is also a party and joint representation would be inappropriate because (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived under the applicable rules of professional conduct, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines such counsel is so required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided, however that the Indemnified Party shall have conducted such defense and be compromising and settling in a reasonable manner. Shareholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06     Payments; Indemnification Escrow Fund.

(a)     Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final adjudication by wire transfer of immediately available funds.

(b)     Any Losses payable to a Parent Indemnitee pursuant to Article VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Indemnification Escrow Fund, from the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares).

(c)     On the first Business Day after the 18-month anniversary of the Closing Date (the “Release Date”) Parent and the Shareholder Representative will deliver a joint written instruction to the Escrow Agent, directing the Escrow Agent to pay and deliver to the Shareholder Representative, from the Indemnification Escrow Fund, by bank wire transfer of immediately available funds to an account designated in writing by the Shareholder Representative, an amount equal to (to the extent a positive number) the Indemnification Escrow Funds remaining on the Release Date less all amounts, if any, specified in any pending Indemnification Claims that are unresolved as of the Release Date.

(d)     After the Release Date, upon the resolution of any Indemnification Claim, Parent and the Shareholder Representative will deliver a joint written instruction to the Escrow Agent, directing the Escrow Agent to (i) pay and deliver to the party or parties designated in such joint written instruction, the amounts designated to be paid to such party or parties with respect to each such resolved Indemnification Claim, by bank wire transfer of immediately available funds to an account or accounts designated in writing by such party or parties, and (ii) pay and deliver to the Shareholder Representative, by bank wire transfer of immediately available funds to an account or accounts designated by the Shareholder Representative, an amount equal to the remaining Indemnification Escrow Funds, less all amounts, if any, specified in any pending Indemnification Claims that are unresolved as of such date.

(e)     Upon the termination of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Indemnification Escrow Fund to the Shareholders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares.

Section 8.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08     Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any party’s Fraud or to seek to enforce any remedy as provided for herein.

ARTICLE IX.
Miscellaneous

Section 9.01     Shareholder Representative.

(a)     By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Shareholder shall have irrevocably authorized and appointed Shareholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Shareholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)      give and receive notices and communications;

(ii)     authorize delivery to Parent of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Parent pursuant to Section 2.12(f) or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Article VIII;

(iii)     agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.12(f);

(iv)     agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VIII;

(v)      litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VIII;

(vi)     execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)    make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)   engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Shareholder Representative in complying with its duties and obligations; and

(ix)     take all actions necessary or appropriate in the good faith judgment of Shareholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Shareholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Shareholder by Shareholder Representative, as being fully binding upon such Person. Notices or communications to or from Shareholder Representative shall constitute notice to or from each of the Shareholders. Any decision or action by Shareholder Representative hereunder, including any agreement between Shareholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Shareholders and shall be final, binding and conclusive upon each such Person. No Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Shareholders, or by operation of Law.

(b)     The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Shareholders according to each Shareholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Shareholder Representative resign or be removed without the Majority Holders having first appointed a new Shareholder Representative who shall assume such duties immediately upon the resignation or removal of Shareholder Representative. In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in Section 9.01(a) above.

(c)     The Shareholder Representative shall not be liable to the Shareholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Shareholder Representative shall be conclusive evidence of good faith). The Shareholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Shareholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Shareholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Shareholder Representative, Shareholder Representative shall reimburse the Shareholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Shareholder Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Shareholder Representative under (i), from the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares). As soon as practicable after the date on which the final obligation of Shareholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Shareholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Shareholder Representative Fund to the Shareholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

Section 9.02     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.03     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to the Company:	Geneva Pipe Company, Inc. 185 North 1330 West Orem, Utah 84057 E-mail: 365krj@gmail.com Attention: Kurt Johnson

with a copy to:	Parsons Behle & Latimer Facsimile:801-536-6111 E-mail: mcook@parsonsbehle.com Attention: Matthew D. Cook

If to Parent or Merger Sub:	Northwest Pipe Company 201 NE Park Plaza Drive, Suite 100 Vancouver, WA 98684 Facsimile:(360) 397-6257 E-mail: smontross@nwpipe.com Attention: Scott Montross, President and CEO

with a copy to:	Buchalter Ater Wynne 1331 NW Lovejoy Street, Suite 900 Portland, OR 97209 Facsimile:(503) 226-0079 E-mail: gstruxness@buchalter.com Attention: Gregory E. Struxness

If to Shareholder Representative:	Shareholder Representative 185 North 1330 West Orem, Utah 84057 E-mail: 365krj@gmail.com Attention: Kurt Johnson

Section 9.04     Construction. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and shall have the meaning “and/or”; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the word “material” as used in Article IV shall mean material with respect to the Company and PTC taken as a whole. “Made Available” or “delivered” and similar terms mean that, at least five (5) Business Days prior to the date hereof, the Company has posted the applicable materials, information or documents to the Project Hatch iDeals electronic data room and has given Parent and its representatives continuous access to such materials, information or documents from the date of posting until the date hereof or the Company has delivered such materials, information or documents by electronic mail addressed to Parent or its representative, Parent or its representative have acknowledged receipt of the same and neither Parent nor its representative has rejected such delivery in writing prior to Closing. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that Merger Sub and its affiliates may assign their rights hereunder to their lender as security for obligations to such lender in respect of financing arrangements entered into in connection with the transactions contemplated by this agreement and any refinancings, extensions, refundings or renewals thereof without the prior written consent of any other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09     No Third Party Beneficiaries. Except as provided in Section 5.01 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub, the Company and the Shareholders. Any failure of Parent or Merger Sub, on the one hand, or the Company or the Shareholders on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company or the Shareholders), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH IN EACH CASE LOCATED IN THE CITY OF SALT LAKE CITY AND COUNTY OF SALT LAKE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14     Attorney Client Privilege.

(a)     Each of Parent, Merger Sub and the Company hereby waives and shall not assert, and agrees after the Closing Date to cause any other applicable Affiliates of the Company to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing Date (the “Post-Closing Representation”), of the Shareholder Representative, one or more Shareholders, the Company, or any of its Subsidiaries or other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel (“Prior Company Counsel”) currently representing any Designated Person in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”). Without limiting the foregoing, Parent, Merger Sub and the Company agree that, following the Closing Date, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Company Counsel prior to the Closing Date, and Parent, Merger Sub and the Company (on behalf of itself and its Subsidiaries and Affiliates) hereby agree that, in the event that a dispute arises after the Closing Date between Parent, Merger Sub, the Company, any Affiliate or any Subsidiary of the Company, on the one hand, and any Designated Person, on the other hand, Prior Company Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Merger Sub, the Company, its Affiliates or its Subsidiaries and even though Prior Company Counsel may have represented the Company or its Affiliates or Subsidiaries in a matter substantially related to such dispute.

(b)     Each of Parent and Merger Sub waives and shall not assert, and agrees after the Closing Date to cause the Company and its Affiliates to waive and to not assert, any attorney-client privilege with respect to all communication between any Prior Company Counsel and any Designated Person that relate to the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Parent, Merger Sub, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Shareholder Representative. Furthermore, each of Parent and Merger Sub acknowledges and agrees that any advice given to or communication with any of the Designated Persons (other than the Company and its Subsidiaries) that relate to the Current Representation shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons (other than the Company and its Subsidiaries). Portions of the books and records of the Company containing any such privileged communications shall be excluded from the purchase, and the Shareholder Representative shall cause such privileged communications to be separated or, to the extent not capable of being separated from the books and records, redacted from the books and records of the Company and distributed to the Shareholder Representative (on behalf of the applicable Designated Persons) immediately prior to the Closing Date with no copies of such privileged communications retained by the Company or any of its Subsidiaries, provided that, for the avoidance of doubt, the remaining portions of the books and records of the Company that do not constitute such privileged communications may be retained by the Company and/or its Subsidiaries. The parties agree to take, and to cause their respective Affiliates to take, all steps necessary to implement this Section 9.14. Parent and Merger Sub each hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 9.14 shall be irrevocable, and no term of this Section 9.14 may be amended, waived or modified, without the prior written consent of the Shareholder Representative and its Affiliates and Prior Company Counsel affected thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTHWEST PIPE COMPANY

By: /s/ Scott Montross Name: Scott Montross Title: President and Chief Executive Officer

HATCH ACQUISITION CORPORATION

By: /s/ Scott Montross Name: Scott Montross Title: President

GENEVA PIPE COMPANY

By: /s/ Kurt Johnson Name: Kurt Johnson Title: President

/s/ Vincent Bussio Vincent Bussio

/s/ Tamera Chipman Tamera Chipman

/s/ Gina Johnson Gina Johnson

/s/ Tori Trevino Tori Trevino

KURT JOHNSON, solely in his capacity as Shareholder Representative

By: /s/ Kurt Johnson Name: Kurt Johnson Title: Shareholder Representative